                                            Exhibit 10.15
February 28, 2020

Paula M. Cooney

Dear Paula,

On behalf of FLIR Systems, Inc. (“FLIR” or the “Company”), it is a pleasure to offer you the position of Senior Vice President, Chief Human Resources Officer reporting to the Chief Executive Officer, Jim Cannon. In this position, you will be classified as an exempt employee. This offer consists of:

Salary: A starting bi-weekly base salary of $15,769.23 based on a full-time schedule. This amount is equivalent to an annualized base salary of $410,000.00.

Auto Allowance: You will receive a bi-weekly 692.31 auto allowance($1,500/monthly)

Signing Bonus: You will receive a one-time signing bonus of $200,000.00 payable within one month of your start date with FLIR. In the event that you voluntarily terminate your employment before completing one year of service with the Company or if you do not move to the Arlington area within 12 months, you agree to repay your signing bonus in full.

Annual Incentive Bonus: You are eligible to participate in FLIR’s annual company-wide bonus program starting on your hire date and pro-rated for fiscal year 2020. Your bonus target is 60% of your base salary. This discretionary program is based on FLIR’s performance and your individual contribution to that performance. Termination of employment from the Company either on a voluntary or involuntary basis prior to bonus payment nullifies participation in this discretionary bonus program with the exceptions of termination following a “Change of Control”, or termination without “Cause” or for “Good Reason” as defined in the policies as approved by the Compensation Committee of the Board.

Equity: Subject to approval by the Compensation Committee of FLIR’s Board of Directors, you will receive an equity award with an estimated value on the date of grant of $450,000. On the date of grant, the estimated grant value will be converted into $450,000 estimated value in shares of FLIR restricted stock units (RSUs) which will be governed by the terms of a grant agreement and FLIR’s 2011 Stock Incentive Plan. Your share grant will be made as of the first day of employment and priced as of close of market that day (i.e., April 6). Your RSU grant will vest 1/3 on the anniversary of the date of grant, 1/3 on the second anniversary of the date of grant and the last 1/3 on the third anniversary of the date of grant, subject to your continued employment through the vesting date.

Your position also qualifies you for participation in our annual LTIP program with a target value of
$675,000 (164.63% of your base salary) subject to approval by the Compensation Committee. Your first participation in this program will be in 2020.

Relocation: In addition to the standard benefits provided to you as part of our Executive U.S. Domestic Mobility package on your first home (separately provided), FLIR will provide assistance for the selling and movement of goods from a second home through our relocation partner (Weichert). Moving an employee requires a substantial investment by FLIR; if you voluntarily cancel your move, resign within two years of your effective hire date, or are terminated for “For Cause” (as defined in the Executive Severance Benefit Plan), all relocation payments will cease and you will be required to repay a prorated amount of all expenses incurred by FLIR for your relocation.

Change & Non-Change of Control Separation: You are invited to sign the attached participation agreement in the companies policies that govern the benefits you will receive if your employment is involuntarily terminated without “Cause” or for “Good Reason” or in connection with a “Change in Control” (as defined in the approved policies attached). For details regarding these benefits, please see the policies attached.

Benefits: FLIR provides a comprehensive healthcare package, a 401(k) plan, an educational assistance program, life & disability insurance and many other benefits. Your life & disability insurance benefits will be effective on your first day of employment and your health benefits will become effective the first day of the month following your date of hire.

You will also receive company paid life insurance which at this time is three times your annual base salary (up to a maximum of $1,300,000). This amount is subject to change from time to time as benefits are renewed annually.

You will receive more information about the FLIR benefits program upon your arrival.

FLIR has an Automatic Enrollment feature as part of our 401(k) Savings Plan. This means that upon completion of your 60th day as a FLIR employee, FLIR will automatically begin deducting 5% from your paychecks and deposit those funds into a Fidelity 401(k) Account in your name. If you do not wish to participate in the Plan or want to increase or decrease your deduction percentage, you will need to contact Fidelity directly before your 60th day with FLIR. Fidelity contact information will be provided to you at your Benefits Orientation within one week of your start date.

Employment at will: Please recognize that this offer letter is not a contract of employment for any specific or minimum term and that the employment FLIR offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and FLIR likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Any prior oral or written representations to the contrary are void, and our at- will relationship may not be modified except by a formal written employment contract signed by the Company’s CEO or the applicable policies as determined by the Compensation Committee.

This employment offer is also contingent upon your successful completion of the following:

A pre-employment background screening: A screening will be conducted by FRASCO which researches your background information at our request. Our objective is to complete this process quickly. If you haven't already, you will receive an email with instructions to log-on and enter your information into a secure website database. If you are contacted for additional information during the verification process, please return calls or emails promptly.

A pre-employment drug test: The drug test must be completed within 1 week of accepting this offer. Failure to pass or refusal to take a drug test will result in the withdrawal of our employment offer. You will receive an email from HireRight with instructions on completing this process.

I-9 and confirmation of employment eligibility: In compliance with the Immigration Reform and Control Act of 1986, FLIR is required to verify the identity and work authorization of each employee hired to work in the United States. To aid you in complying with this requirement, we have enclosed a list of the legally acceptable documents you can select from to establish your identity and work authorization.
Please bring the appropriate documents with you on your first day of employment. Please be aware that FLIR Systems, Inc. also participates in the United States Department of Homeland Security’s E-Verify program. Under this program, FLIR will provide the Social Security Administration and, if necessary, the Department of Homeland Security, information from each new employee’s form I-9 to confirm work authorization.

Signing the FLIR Confidentiality and Proprietary Rights Agreement: Among other things, the agreement requires nondisclosure of Company confidential information and documents the ownership of prior inventions. FLIR requires that all employees sign this document prior to commencement of employment. Once accepted, we will send it to you to sign and return on or before your first day of employment.

Completing the enclosed U.S. Person Verification Form: FLIR requires that all employees complete this document prior to commencement of employment. Please complete the form, attach the required backup, scan and email to verification@flir.com at your earliest opportunity.

You may confirm your acceptance of this offer by signing this letter where indicated and returning it to me. Your response is appreciated no later than March 12, 2020. If you have any question or concerns with this offer, please don’t hesitate to call me at +1 703.340.5412. Your start date is anticipated to be April 6, 2020.

Congratulations, Paula. Our talks with you have left us excited about the prospects of you becoming a member of the FLIR team. We believe that we will offer you a challenging opportunity and know that you will be committed to contributing to the continued success of FLIR.

Once again, we are pleased to welcome you aboard and look forward to seeing you on your first day.

Sincerely,

/s/ Sonia Galindo
Sonia Galindo
SVP, General Counsel, Secretary and Chief Ethics and Compliance Officer

I accept FLIR’s offer of employment under the terms outlined in this letter.

/s/ Paula M. Cooney	March 10, 2020
Paula M. Cooney	Date